77M     Mergers


(a) Name of each such other registered company(Acquired Funds):

PIMCO Global Innovation Fund
PIMCO Select Growth Fund


(b) The Acquiring Funds, as listed below, acquired the assets and certain liabilities of the Acquired Funds, also listed below, in a tax-free exchange for shares of the Acquiring Funds on October 11, 2002, pursuant to a plan of reorganization approved by the Acquired Funds' Board of Trustee's.


            Acquiring Fund                    Acquired Fund
          ------------------                -----------------

          PEA Innovation Fund      -      Global Innvoation Fund

            PEA Growth Fund        -        Select Growth Fund